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                                                      Exhibit 21



NAME

Amboy Bus Co., Inc.
Staten Island Bus, Inc.
Raybern Capital Corp.
Metropolitan Escort Service, Inc.
Merit Transportation Corp.
Temporary Transit Service, Inc.
Atlantic-Hudson, Inc.
Courtesy Bus Co., Inc.
K. Corr, Inc.
Raybern Equity Corp.
Metro Affiliates, Inc.
Midway Leasing Inc.
Brookfield Transit, Inc.
Atlantic Paratrans, Inc.
180 Jamaica Corp.
Atlantic Express Coachways, Inc.
Atlantic Express of Pennsylvania, Inc.
Atlantic Paratrans of Kentucky Inc.
Raybern Bus Service, Inc.
G.V.D. Leasing Co., Inc.
Block 7932, Inc.
Atlantic-Conn. Transit, Inc.
Atlantic Express of Missouri, Inc.
Atlantic Express of L.A. Inc.
201 West Sotello Realty, Inc.
Central New York Coach Sales & Service, Inc.
Jersey Bus Sales, Inc.
Atlantic-Chittenango Real Property Corp.
Jersey Business Land Co., Inc.
Atlantic North Casualty Company.